As filed with the Securities and Exchange Commission on September 21, 2009
Registration No. 333-7762

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
TRINITY BIOTECH PLC
(Exact name of Registrant as specified in its charter)

Republic of Ireland	Not Applicable
(State or other jurisdiction of incorporation or organization)	I.R.S. Employer Identification No.)
IDA Business Park
Bray, Co. Wicklow
Ireland
+353 1 276 9800
(Address of Registrant’s principal executive offices)
EMPLOYEE SHARE OPTION PLAN, as amended
(full title of the plan)
Alan J. Bernstein, Esq.
Carter Ledyard & Milburn LLP
2 Wall Street
New York, NY 10005
(212) 732-3200
(Name and address of agent for service)
(Telephone number, including area code, of agent for service)
Copies to:
Alan J. Bernstein, Esq.
Carter Ledyard & Milburn LLP
2 Wall Street
New York, NY 10005
(212) 732-3200
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE
     This Post-Effective Amendment No. 2 to this Registration Statement is being filed to include a prospectus (the “Reoffer Prospectus”) prepared in accordance with General Instruction C of Form S-8 and in accordance with the requirements of Part I of Form F-3. This Reoffer Prospectus may be used for reofferings or resales on a continuous or delayed basis in the future by affiliates of the Company of an aggregate of 533,667 Class ‘A’ Ordinary Shares that have been previously issued by the Company upon exercise of the options previously granted under the Company’s Employee Share Option Plan, as amended (the “Plan”).

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information*

Item 2.	Registrant Information and Employee Plan Annual Information*

*	Information required by Part I to be contained in the Section 10(a) Prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the “Note” to Part I of Form S-8.

REOFFER PROSPECTUS
533,667 CLASS ‘A’ ORDINARY SHARES
(133,417 ADS Equivalent)
TRINITY BIOTECH PLC
CLASS ‘A’ ORDINARY SHARES
REPRESENTED BY AMERICAN DEPOSITARY SHARES
     This prospectus is being used for the offering and sale from time to time by the selling shareholders identified on page 8 of this prospectus of up to a maximum of 533,667 Class ‘A’ Ordinary Shares (four Class ‘A’ Ordinary Shares represented by one American Depository Share (“ADS”)) that have been issued under stock options previously granted under our Employee Stock Option Plan, as amended (the “Plan”). These stock options are due to expire in October 2009.
     The selling shareholders, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares through public or private transactions, at prevailing market prices or at privately negotiated prices. The selling shareholders will receive all of the net proceeds from the sale of the shares. We will not receive any proceeds from the sale of the shares. All costs, expenses and fees in connection with the registration of the shares offered hereby will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling shareholders.
     Our ADSs are listed on the Nasdaq National Cap Market under the symbol “TRIB.” On September 18, 2009, the last sale price of our ADSs as reported by the Nasdaq National Cap Market was $4.46 per share.
     Investing in our shares involves significant risks. You should read the “Risk Factors” section beginning on page 1 of this prospectus before investing.
     Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this Prospectus is September 21, 2009

i

SUMMARY
     You should rely only on the information contained in this prospectus or incorporated by reference into this prospectus. We have not authorized any other person to provide you with different information. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares.
     This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these shares by any person in any jurisdiction in which it is unlawful for that person to make such an offer, solicitation or sale.
     Whenever we refer to “Trinity Biotech” or to “us,” or use the terms “we” or “our” in this prospectus, we are referring to Trinity Biotech plc an Irish public limited company, and its consolidated subsidiaries. To understand this offering fully, you should read this entire document carefully, including particularly the “Risk Factors” section, as well as the documents identified in the section titled “Where you Can Find More Information.”
About Trinity Biotech
     Trinity Biotech plc, an Irish public limited company, was formed in January 1992 to acquire, develop, manufacture and market rapid and laboratory based diagnostic tests for the detection of various infectious diseases, blood coagulation disorders and other medical conditions. In addition, we manufacture, acquire and market diagnostic tests and antibodies through our Irish, UK and German subsidiaries as well as our U.S. subsidiaries, Clark Laboratories Inc. (trading as Trinity Biotech (USA) Corp.), MarDx Diagnostics Inc., Biopool U.S., Inc., Primus Corporation and Fitzgerald Industries International, Inc. Our address is IDA Business Park, Bray, Co. Wicklow, Ireland, telephone number +353 1 276 9800.
RISK FACTORS
     You should carefully consider the risk factors listed below. These risk factors may cause our future earnings or our financial condition to be less favorable than we expect. This list includes only the risk factors that we believe are most important and is not a complete list of risks. Other risks may be significant, and the risks listed below may affect us to a greater extent than indicated. You should read this section together with the other information in this prospectus and the documents that are incorporated into this prospectus be reference.
Trinity Biotech’s operating results may be subject to fluctuations.
•	Trinity Biotech’s operating results may fluctuate as a result of many factors related to its business, including the competitive conditions in the industry, major reorganisations of the group’s activities, loss of significant customers, delays in the development of new products and currency fluctuations, as described in more detail below, and general factors such as the size and timing of orders, the prevalence of various diseases and general economic conditions. In the event of lower operating profits, this could have a negative impact on cash generated from operations and also negatively impact shareholder value.

A need for capital might arise in the future if Trinity Biotech’s capital requirements increase or revenues decrease.
•	Up to now Trinity Biotech has funded its operations through the sale of its shares and securities convertible into shares, cashflows from operations and bank borrowings. Trinity Biotech expects that the proceeds of equity financings, bank borrowings, lease financing, current working capital and sales revenues will fund its existing operations and payment obligations. However, if our capital requirements are greater than expected, or if our revenues do not generate sufficient cashflows to fund our operations, we may need to find additional financing which may not be available on attractive terms or at all. Any future financing could have an adverse effect on our current shareholders or the price of our shares in general.
Trinity Biotech’s acquisition strategy may be less successful than expected, and therefore, growth may be limited.
•	Trinity Biotech has historically grown organically and through the acquisition of, and investment in, other companies, product lines and technologies. There can be no guarantees that recent or future acquisitions can be successfully assimilated or that projected growth in revenues or synergies in operating costs can be achieved. Our ability to integrate future acquisitions may also be adversely affected by inexperience in dealing with new technologies, and changes in regulatory or competitive environments. Additionally, even during a successful integration, the investment of management’s time and resources in the new enterprise may be detrimental to the consolidation and growth of our existing business.
The diagnostics industry is highly competitive, and Trinity Biotech’s research and development could be rendered obsolete by technological advances of competitors.
•	Trinity Biotech’s principal business is the supply of medical diagnostic test kits and related diagnostic instrumentation. The diagnostics industry is extremely competitive. Trinity Biotech is competing directly with companies which have greater capital resources and larger marketing and business organisations than Trinity Biotech. Trinity Biotech’s ability to grow revenue and earnings may be adversely impacted by competitive product and pricing pressures and by its inability to gain or retain market share as a result of the action of competitors.

•	We have invested in research and development (“R&D”) but there can be no guarantees that our R&D programmes will not be rendered technologically obsolete or financially non-viable by the technological advances of our competitors, which would also adversely affect our existing product lines and inventory. The main competitors of Trinity Biotech (and their principal products with which Trinity Biotech competes) include Siemens (Sysmex® CA, D-Dimer plus, Enzygnost®), Zeus Scientific Inc. (Zeus EIA, IFA), Diasorin Inc. (ETI™), Abbott Diagnostics (AxSYM™, IMx™), Diagnostic Products Corp. — DPC (Immulite™), Bio-Rad (ELISA, WB & A1c), Roche Diagnostics (COBAS AMPLICOR™, Ampliscreen™, Accutrend™) and OraSure Technologies, Inc (OraQuick®).

Trinity Biotech is highly dependent on suitable distributors worldwide.
•	Trinity Biotech currently distributes its product portfolio through distributors in approximately 80 countries worldwide. Our continuing economic success and financial security is dependent on our ability to secure effective channels of distribution on favourable trading terms with suitable distributors.
Trinity Biotech’s business could be adversely affected by changing market conditions resulting in the reduction of the number of institutional customers.
•	The diagnostics industry is in transition with a number of changes that affect the market for diagnostic test products. Changes in the healthcare industry delivery system have resulted in major consolidation among reference laboratories and in the formation of multi-hospital alliances, reducing the number of institutional customers for diagnostic test products. There can be no assurance that we will be able to enter into and/or sustain contractual or other marketing or distribution arrangements on a satisfactory commercial basis with these institutional customers.
Trinity Biotech’s long-term success depends on its ability to develop new products subject to stringent regulatory control. Even if new products are successfully developed, Trinity Biotech’s proprietary know-how, manufacturing techniques and trade secrets may be copied by competitors. Furthermore, Trinity Biotech’s patents have a limited life time and are thereafter subject to competition with generic products. Also, competitors might claim an exclusive patent for products Trinity Biotech plans to develop.
•	We are committed to significant expenditure on R&D. However, there is no certainty that this investment in research and development will yield technically feasible or commercially viable products. Our organic growth and long-term success is dependent on our ability to develop and market new products but this work is subject to very stringent regulatory control and very significant costs in research, development and marketing. Failure to introduce new products could significantly slow our growth and adversely affect our market share.

•	Even when products are successfully developed and marketed, Trinity Biotech’s ownership of the technology behind these products has a finite life. In general, generic competition, which can arise through replication of the Trinity Biotech’s proprietary know-how, manufacturing techniques and trade secrets or after the expiration of a patent, can have a detrimental effect on a product’s revenue, profitability and market share. There can be no guarantee that the net income and financial position of Trinity Biotech will not be adversely affected by competition from generic products. Conversely, on occasion, certain companies have claimed exclusive patent, copyright and other intellectual property rights to technologies in the diagnostics industry. If these technologies relate to Trinity Biotech’s planned products, Trinity Biotech would be obliged to seek licences to use this technology and, in the event of being unable to obtain such licences or it being obtainable on grounds that would be materially disadvantageous to Trinity Biotech, we would be precluded from marketing such products, which could adversely impact our revenues, sales and financial position.

Trinity Biotech’s patent applications could be rejected or the existing patents could be challenged; our technologies could be subject to patent infringement claims; and trade secrets and confidential know-how could be obtained by competitors.
•	We can provide no assurance that the patents Trinity Biotech may apply for will be obtained or that existing patents will not be challenged. The patents owned by Trinity Biotech and its subsidiaries may be challenged by third parties through litigation and could adversely affect the value of our patents. We can provide no assurance that our patents will continue to be commercially valuable.

•	Trinity Biotech currently owns 14 US patents with remaining patent lives varying from less than one year to 14 years. In addition to these US patents, Trinity Biotech owns a total of 8 additional non-US patents with expiration dates varying between the years 2009 and 2023.

•	Also, our technologies could be subject to claims of infringement of patents or proprietary technology owned by others. The cost of enforcing our patent and technology rights against infringers or defending our patents and technologies against infringement charges by others may be high and could adversely affect our business.

•	Trade secrets and confidential know-how are important to our scientific and commercial success. Although we seek to protect our proprietary information through confidentiality agreements and other contracts, we can provide no assurance that others will not independently develop the same or similar information or gain access to our proprietary information.
Trinity Biotech’s business is heavily regulated and non-compliance with applicable regulations could reduce revenues and profitability.
•	Our manufacturing and marketing of diagnostic test kits are subject to government regulation in the United States of America by the Food and Drug Administration (“FDA”), and by comparable regulatory authorities in other jurisdictions. The approval process for our products, while variable across countries, is generally lengthy, time consuming, detailed and expensive. Our continued success is dependent on our ability to develop and market new products, some of which are currently awaiting approval from these regulatory authorities. There is no certainty that such approval will be granted or, even once granted, will not be revoked during the continuing review and monitoring process.

•	We are required to comply with extensive post market regulatory requirements. Non-compliance with applicable regulatory requirements of the FDA or comparable foreign regulatory bodies can result in enforcement action which may include recalling products, ceasing product marketing, paying significant fines and penalties, and similar actions that could limit product sales, delay product shipment, and adversely affect profitability.

Trinity Biotech’s success is dependent on certain key management personnel.
•	Trinity Biotech’s success is dependent on certain key management personnel. Our key employees at December 31, 2008 were Ronan O’Caoimh, our CEO and Chairman, Rory Nealon, our COO, and Kevin Tansley, our CFO and Secretary. Competition for qualified employees among biotechnology companies is intense, and the loss of such personnel or the inability to attract and retain the additional highly skilled employees required for the expansion of our activities, could adversely affect our business. In the USA, the UK, France and Germany we have been able to attract and retain qualified personnel. In Ireland, we have experienced some difficulties in attracting and retaining staff due to competition from other employers in our industry.
Trinity Biotech is dependent on its suppliers for the primary raw materials required for its test kits.
•	The primary raw materials required for Trinity Biotech’s test kits consist of antibodies, antigens or other reagents, glass fibre and packaging materials which are acquired from third parties. Although Trinity Biotech does not expect to be dependent upon any one source for these raw materials, alternative sources of antibodies with the characteristics and quality desired by Trinity Biotech may not be available. Such unavailability could affect the quality of our products and our ability to meet orders for specific products.
Trinity Biotech may be subject to liability resulting from its products or services.
•	Trinity Biotech may be subject to claims for personal injuries or other damages resulting from its products or services. Trinity Biotech has global product liability insurance in place for its manufacturing subsidiaries up to a maximum of €6,500,000 (about US$9,555,000) for any one accident, limited to a maximum of €6,500,000 (about US$9,555,000) in any one year period of insurance. A deductible of US$25,000 is applicable to each insurance event that may arise. There can be no assurance that our product liability insurance is sufficient to protect us against liability that could have a material adverse effect on our business.
Currency fluctuations may adversely affect our earnings and assets.
•	Trinity Biotech records its transactions in US Dollars and Euro and prepares its financial statements in US Dollars. A substantial portion of our expenses are denominated in euro. However, Trinity Biotech’s revenues are primarily denominated in US Dollars. As a result, the Group is affected by fluctuations in currency exchange rates, especially the exchange rate between the US dollar and the euro, which may adversely affect our earnings and assets. The percentage of consolidated revenue for the six month period ended June 30, 2009 denominated in US Dollars was approximately 71%. Of the remaining 29% revenue, 23% relates to revenue denominated in Euro and 6% relates to sterling and yen denominated revenues. Thus, a 10% decrease in the value of the euro would have approximately a 2% adverse impact on consolidated revenues.

•	As part of the process of mitigating foreign exchange risk, the principal exchange risk identified by Trinity Biotech is with respect to fluctuations in the euro. This is attributable to the level of euro denominated expenses exceeding the level of euro denominated revenues thus creating a euro deficit. Trinity Biotech continuously monitors its exposure to foreign currency movements and based on expectations on future exchange rate exposure implements a hedging policy which may include covering a portion of this exposure through the use of forward contracts. In the medium term, our objective is to increase the level of non-US Dollar denominated revenue, thus creating a natural hedge of the non-US Dollar expenditure.
The conversion of our outstanding employee share options and warrants would dilute the ownership interest of existing shareholders.
•	Our warrants issued in 2004 and 2008 and the total share options exercisable at August 2009 are convertible into ADSs, 1 ADS representing 4 Class ‘A’ Ordinary Shares. The exercise of the share options exercisable and of the warrants will likely occur only when the conversion price is below the trading price of our ADSs and will dilute the ownership interests of existing shareholders. For instance, should the options and warrant holders of the 7,055,619 Class ‘A’ Ordinary Shares (1,763,905 ADSs) exercisable at August 31, 2009 be exercised, Trinity Biotech would have to issue 7,055,619 additional Class ‘A’ Ordinary Shares (1,763,905 ADSs). On the basis of 82,380,081 Class ‘A’ Ordinary Shares outstanding at August 31, 2009, this would effectively dilute the ownership interest of the existing shareholders by approximately 8%.
It could be difficult for US holders of ADSs to enforce any securities laws claims against Trinity Biotech, its officers or directors in Irish Courts.
•	At present, no treaty exists between the United States and Ireland for the reciprocal enforcement of foreign judgements. The laws of Ireland do however, as a general rule, provide that the judgements of the courts of the United States have in Ireland the same validity as if rendered by Irish Courts. Certain important requirements must be satisfied before the Irish Courts will recognise the United States judgement. The originating court must have been a court of competent jurisdiction, the judgement may not be recognised if it is based on public policy, was obtained by fraud or its recognition would be contrary to Irish public policy. Any judgement obtained in contravention of the rules of natural justice will not be enforced in Ireland.
NOTE REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus (including documents incorporated in it by reference in this prospectus) contain forward-looking statements which involve known and unknown risks and uncertainties. We include this notice for the express purpose of permitting Trinity Biotech to avail itself of the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 for all such forward looking statements. Examples of forward-looking statements include: (1) projections of capital expenditures, revenues, growth, prospects, financial resources and other financial matters; (2) statements of our plans or objectives; and (3) statements using the words

“anticipate,” “believe,” “estimate,” “expect,” “may,” “intent,” “plan,” “project,” “understand,” and other verbs suggesting uncertainty.
     Our ability to predict results of Trinity Biotech’s operations or the effects of certain events on Trinity Biotech’s operating results is inherently uncertain. Therefore, we caution you to consider carefully the matters described under the caption “Risk Factors” and certain other matters discussed in this prospectus (including the documents incorporated by reference in this prospectus), and other publicly available sources. Such risks and many other factors beyond the control of Trinity Biotech’s management could cause the actual results, performance or achievements of Trinity Biotech to be materially different from any future results, performance or achievements that may be expressed or implied by the forward-looking statements.
USE OF PROCEEDS
     The proceeds from the sale of the securities offered pursuant to this prospectus are solely for the account of the selling shareholders. We will not receive any of the proceeds from any sale of securities by the selling shareholders.
SELLING SHAREHOLDERS
     The following table sets forth, for the selling shareholders as of August 31, 2009, the number of Class ‘A’ Ordinary Shares and Class ‘B’ Ordinary Shares beneficially owned by each selling shareholder, and the number of shares that may be offered by each selling shareholder using this prospectus and each shareholder’s percentage ownership of our outstanding shares assuming the sale of all of the shares offered hereby. We prepared this table based on the information supplied to us by the selling shareholders. Beneficial ownership is calculated based upon requirements of the Securities and Exchange Commission and is not necessarily indicative of beneficial ownership for any other purpose. Generally, the table is based on 82,380,081 Class ‘A’ Ordinary Shares and 700,000 Class ‘B’ Ordinary Shares outstanding as of August 31, 2009. The Percentage After Offering column assumes the exercise of options for 533,667 Class ‘A’ Ordinary Shares held by the Selling Shareholders.
     We do not know when or in what amounts the selling shareholders may offer shares for sale. The selling shareholders may not sell all or any of the shares offered by this prospectus. Consequently, we cannot estimate the number of the shares that will be held by the selling shareholders after completion of the offering. However, for purposes of the table below, we have assumed that, after completion of the offering, none of the shares covered by this prospectus as of the date of this prospectus will be held by the selling shareholders.
     This prospectus may be amended or supplemented from time to time to add selling shareholders to or delete the names of selling shareholders from the following list or to otherwise amend or supplement the information in the table set forth below.

	Number of		Number of	Number of		Number of
	Class ‘A’	Class	Class ‘A’	Class ‘B’	Class	Class ‘B’
	Ordinary	‘A’	Ordinary	Ordinary	‘B’	Ordinary	Percentage
	Shares	Ordinary	Shares	Shares	Ordinary	Shares	Total
	Beneficially	Shares	Beneficially	Beneficially	Shares	Beneficially	Voting
	Owned	that may	Owned	Owned	that may	Owned	Power
	Before	be	After	Before	be	After	After
Name	Offering	Offered	Offering	Offering	Offered	Offering	Offering
Rory Nealon	700,000	100,000	600,000	—	—	—	0.8%
	(175,000 ADS’s)	(25,000 ADS’s)	(150,000 ADS’s)
Ronan O’Caoimh	6,439,705	167,000	6,272,705	—	—	—	7.6%
	(1,609,926 ADS’s)	(41,750 ADS’s)	(1,568,176 ADS’s)
Peter Coyne	145,417	50,000	95,417	—	—	—	0.2%
	(36,354 ADS’s)	(12,500 ADS’s)	(23,854 ADS’s)
Jim Walsh	1,868,198	166,667	1,701,531	—	—	—	2.2%
	(467,050 ADS’s)	(41,667 ADS’s)	(425,383 ADS’s)
Denis Burger	272,416	50,000	222,416	—	—	—	0.3%
	(68,104 ADS’s)	(12,500 ADS’s)	(55,604 ADS’s)
PLAN OF DISTRIBUTION
     The Class ‘A’ Ordinary Shares covered by this prospectus may be offered and sold from time to time by the selling shareholders. The term “selling shareholders” includes pledgees, donees, transferees or other successors-in-interest selling shares received after the date of this prospectus from the selling shareholders as a pledge, gift or other non-sale related transfer. To the extent required, we may amend and supplement this prospectus from time to time to describe a specific plan of distribution.
     The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling shareholders may make these sales at prices and under terms then prevailing or at prices related to the then current market price. The selling shareholders may also make sales in negotiated transactions, including pursuant to one or more of the following methods:
•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	one or more block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of The Nasdaq Stock Market;

•	through brokers pursuant to pre-arranged sales plans intended to qualify under Rule l0b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	in privately negotiated transactions;

•	in any combination of one or more of these methods; and

•	in any other lawful method.
     In connection with distributions of the Class ‘A’ Ordinary Shares or otherwise, the selling shareholders may:
•	enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume;

•	sell the shares short and redeliver the shares to close out such short positions;

•	enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to them of shares offered by this prospectus, which they may in turn resell; and

•	pledge shares to a broker-dealer or other financial institution, which, upon a default, they may in turn resell.
     In addition, the selling shareholders may sell all or a portion of the Class ‘A’ Ordinary Shares that qualify for sale pursuant to Rule 144 or 145 under the Securities Act of 1933 (the “Securities Act”) rather than pursuant to this prospectus.
     Sales through brokers may be made by any method of trading authorized by any stock exchange or market on which the shares may be listed or quoted, including block trading in negotiated transactions.
     Without limiting the foregoing, such brokers may act as dealers by purchasing any or all of the Class ‘A’ Ordinary Shares covered by this prospectus, either as agents for others or as principals for their own accounts, and reselling such shares pursuant to this prospectus. The selling shareholders may effect such transactions directly, or indirectly through underwriters, broker-dealers or agents acting on their behalf. In effecting sales, broker-dealers or agents engaged by the selling shareholder may arrange for other broker-dealers to participate. Broker-

dealers or agents may receive commissions, discounts or concessions from the selling shareholders, in amounts to be negotiated immediately prior to the sale.
     In offering the Class ‘A’ Ordinary Shares covered by this prospectus, the selling shareholders, and any broker-dealers and any other participating broker-dealers who execute sales for the selling shareholders, may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Any profits realized by the selling shareholders and the compensation of such broker-dealers may be deemed to be underwriting discounts and commissions.
     In order to comply with the securities laws of certain states, the Class ‘A’ Ordinary Shares must be sold in those states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
     We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of Class ‘A’ Ordinary shares in the market and to the activities of the selling shareholders and their respective affiliates. In addition, we will make copies of this prospectus available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
     All costs, expenses and fees in connection with the registration of the shares offered hereby will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling shareholders.
LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS
     Our Articles of Association provide that every Director, Managing Director, agent secretary or other officer of Trinity Biotech shall be entitled to be indemnified out of the assets of Trinity Biotech against all losses or liabilities which he may sustain or incur in or about the execution of the duties of his office or otherwise in relation thereto, including any liability incurred by him in defending any proceeding, whether civil or criminal, in which judgment is given in his favor or in which he is acquitted, and no Director or other officer shall be liable for any loss, damage or misfortune which may happen to or be incurred by Trinity Biotech in the execution of the duties of his office or in relation thereto.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

LEGAL MATTERS
     The validity of the Class ‘A’ Ordinary Shares offered by this prospectus has been passed upon for us by O’Donnell Sweeney, Dublin, Ireland.
EXPERTS
     The consolidated financial statements as at December 31, 2008 and for the year ended December 31, 2008 incorporated in this prospectus by reference from Trinity Biotech’s Annual Report on Form 20-F for the year ended December 31, 2008 as well as the effectiveness of internal control over financial reporting have been audited by Grant Thornton, an independent registered public accounting firm, as stated in its reports, which are incorporated herein by reference. The consolidated financial statements of Trinity Biotech plc and subsidiaries as of December 31, 2007 and for each of the years in the two-year period ended December 31, 2007, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG, an independent registered public accounting firm, incorporated by reference herein from Trinity Biotech’s Annual Report on Form 20-F for the year ended December 31, 2008, and upon the authority of said firms as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
     We file annual and special reports and other information with the SEC. You may obtain these filings over the internet at the SEC’s web site at http://www.sec.gov. You may also read and copy these filings at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330, and may obtain copies of Trinity Biotech’s filings from the public reference room by calling (202) 942-8090. Our internet address is http://www.trinitybiotech.com.
     Trinity Biotech is a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act. As a result, our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act and transactions in Trinity Biotech’s equity securities by its officers and directors are exempt from Section 16 of the Exchange Act. In addition, Trinity Biotech is not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.
     Our ADSs are listed for quotation on the Nasdaq National Cap Market, and reports and other information filed by us can be inspected at the offices of Nasdaq. Each ADS represents four Class A Ordinary Shares of Trinity Biotech.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The Securities and Exchange Commission regulations allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered part of this prospectus. Information incorporated by reference from earlier documents is superseded by information set forth herein and information that has been incorporated by reference from more recent documents.

     The following documents filed by us with the Securities and Exchange Commission are incorporated in this prospectus by reference:
•	The Company’s Annual Report on Form 20-F for the year ended December 31, 2008 filed on April 7, 2009.

•	The Registrant’s Reports of Foreign Private Issuer on Form 6-K submitted to the Commission on May 1, 2009 and August 6, 2009.

•	A description of the ADSs and the Class ‘A’ Ordinary Shares is contained in Amendment No. 5 to the Company’s Registration Statement on Form F-1 (File No. 333-48556) and in Item 10 in the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2008.
     In addition, all documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in and made a part of this Registration Statement from the date of filing of such documents.
     Copies of any documents that are incorporated by reference herein, other than exhibits to such documents, may be obtained upon request without charge by written or oral request from the Company’s Corporate Secretary, Trinity Biotech plc, IDA Business Park, Bray, Co. Wicklow, Ireland. The Company’s telephone number is +353 1 276 9800.
     You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus. This prospectus is dated September 21, 2009. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

533,667 CLASS ‘A’ ORDINARY SHARES
(133,417 ADS Equivalent)
TRINITY BIOTECH PLC
Class ‘A’ Ordinary Shares
PROSPECTUS
September 21, 2009

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to a Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Dublin, Ireland on the 21st day of September, 2009.

TRINITY BIOTECH PLC
By:	/s/ Kevin Tansley
Kevin Tansley
Chief Financial Officer

POWER OF ATTORNEY
     Each person whose signature appears below hereby constitutes Kevin Tansley his true and lawful attorney-in-fact with full power to execute in the name of such person, in the capacities stated below, and to file, such one or more amendments to this Registration Statement as the Registrant deems appropriate, and generally to do all such things in the name and on behalf of such person, in the capacities stated below, to enable the Registrant to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission thereunder, and hereby ratifies and confirms the signature of such person as it may be signed by such attorney-in-fact to any and all amendments to this Registration Statement.
     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to Registration Statement and the above power of attorney have been signed below by the following persons in the capacities indicated on September 21, 2009.

Signature	Title

/s/ Ronan O’Caoimh Ronan O’Caoimh	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Rory Nealon Rory Nealon	Chief Operations Officer and Director

/s/ Kevin Tansley Kevin Tansley	Chief Financial Officer and Company Secretary (Principal Financial Officer)

/s/ Denis Burger Denis Burger	Non-executive Director and Authorized Representative in the United States

Clint Severson	Non-executive Director

James D. Merselis	Non-executive Director

/s/ James Walsh James Walsh	Non-executive Director

/s/ Peter Coyne Peter Coyne	Non-executive Director

EXHIBIT INDEX

Exhibit
No.
4	Employee Share Option Plan, as amended (1)

5	Opinion of O’Donnell Sweeney (2)

23.1	Consent of Grant Thornton, Independent Registered Public Accounting Firm

23.2	Consent of KPMG, Independent Registered Public Accounting Firm

23.3	Consent of O’Donnell Sweeney (included in Exhibit 5) (2)

24	Powers of Attorney (included in signature pages)

(1)	Incorporated by reference to Exhibit 4(a) to Registration Statement 333-7762 filed with the Commission on October 10, 2007.

(2)	Incorporated by reference to Exhibits 5 and 23(d) to Registration Statement 333-7762 filed with the Commission on October 10, 2007.